EXHIBIT 23.3

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 22, 2017, accompanying the combined financial statements of Central Florida Health Clubs, LLC; CLFL, LLC; MTDR, LLC; and SCFL, LLC, dba Fitness CF, formerly dba Gold’s Gym Central Florida, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

Salt Lake City, UT

January 30, 2018